Microsoft Word 10.0.6612;EX-99.770 - Transactions effected pursuant to
Rule 10f-3


Name of Fund:  Goldman Sachs Variable Insurance Trust Capital Growth Fund

Name of Underwriter Purchased From:  Merrill Lynce Pierce, Fenner & Smith Inc.

Name of Underwriting syndicate members: Goldman, Sachs & Co., Citigroup, JP Morgan, Lehman Brothers,
Merrill Lynch & Co., UBS Investment Bank, Jefferies & Company, Inc.

Name of Issuer:  Las Vegas Sands Corp.

Title of Security:  Las Vegas Sands Corp.

Date of First Offering:  December 14, 2004

Dollar Amount Purchased:  $209,670.00

Number of Shares Purchased:  7,230

Price Per Unit:  $29.00

Resolution approved at the February 9, 2005 Board Meeting:

         RESOLVED, that, in reliance upon the written report provided by Goldman, Sachs & Co. ("Goldman Sachs") to the Trustees all purchases made during the calendar quarter ended December 31, 2004 for the Fixed Income, Equity, Money Market and Specialty Funds, on behalf of the Goldman Sachs Trust of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs or any of its affiliates is a principal underwriter of the instruments, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended; and

         FURTHER RESOLVED, that, in reliance upon the written report provided by Goldman, Sachs & Co. ("Goldman Sachs") to the Trustees all purchases made during the calendar quarter ended December 31, 2004, for the Funds, on behalf of the Goldman Sachs Variable Insurance Trust of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs or any of its affiliates is a principal underwriter of the instruments, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.




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EX-99.770 - Transactions effected pursuant to Rule 10f-3

Name of Fund:  Goldman Sachs Variable Insurance Trust Capital Growth Fund

Name of Underwriter Purchased From:  Morgan Stanley Co. Inc., New York

Name of Underwriting syndicate members: Morgan Stanley, Credit Suisse First Boston, Goldman, Sachs & Co.,
Lehman Brothers, JP Morgan WR Hambrecht & Co.,
Citigroup, Allen & Company, LLC, UBS Investment Bank,
Thomas Weisel partner, LLC.

Name of Issuer:  Google

Title of Security:  Google, Inc Cl A

Date of First Offering:  8/18/04

Dollar Amount Purchased:  $1,249,500

Number of Shares Purchased:  14,700

Price Per Unit:  $85.00

Resolution approved: Following resolution approved at February 9, 2005 Board Meeting.

         RESOLVED, that, in reliance upon the written report provided by Goldman, Sachs & Co. ("Goldman Sachs") to the Trustees all purchases made during the calendar quarter ended December 31, 2004 for the Fixed Income, Equity, Money Market and Specialty Funds, on behalf of the Goldman Sachs Trust of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs or any of its affiliates is a principal underwriter of the instruments, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended; and

         FURTHER RESOLVED, that, in reliance upon the written report provided by Goldman, Sachs & Co. ("Goldman Sachs") to the Trustees all purchases made during the calendar quarter ended December 31, 2004, for the Funds, on behalf of the Goldman Sachs Variable Insurance Trust of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs or any of its affiliates is a principal underwriter of the instruments, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.